EXHIBIT 99
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                                                        7401 South Cicero Avenue
                                                         Chicago, Illinois 60629
                                                              Phone 773/838-3400
                                                                Fax 773/838-3534

TOOTSIE ROLL INDUSTRIES, INC.

PRESS RELEASE


STOCK TRADED:  NYSE                                 FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR                                   Friday, September 9, 2005


CHICAGO, ILLINOIS - Melvin Gordon, Chairman and Chief Executive Officer of Tootsie Roll Industries, Inc., announced today that the company has entered into a contract to sell a surplus parcel of real estate. This transaction, which is subject to customary closing conditions, is expected to close in the fourth quarter of 2005 or first quarter 2006 and will result in a net after-tax gain of approximately $13.0 million or approximately $.24 per share. Because the company expects to defer substantially all of the current income taxes related to this gain by entering into an IRC Section 1031 Like-Kind Exchange for alternate real estate, the aforementioned gain reflects a provision for deferred income taxes.

Tootsie Roll is a well known maker of branded confections including Tootsie Roll, Tootsie Roll Pops, Caramel Apple Pops, Child's Play, Charms, Blow Pops, Blue Razz, Cella's chocolate Covered Cherries, Mason Dots, Mason Crows, Junior Mints, Junior Caramels, Charleston Chew, Sugar Daddies, Sugar Babies, Andes, Fluffy Stuff cotton candy, Dubble Bubble, Razzles, Cry Baby, Nik-L-Nip and El Bubble. Sales in 2004 were $420 million and net earnings were $64 million.